Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY REPORTS
FISCAL 2004 FOURTH QUARTER AND YEAR-END RESULTS

Company Achieves Key Financial and Strategic Objectives and
Delivers $271 Million in Debt Reduction in Fiscal 2004

SAN FRANCISCO, June 24, 2004 — Del Monte Foods Company (NYSE: DLM) today announced its financial results for its fiscal year 2004 and fourth quarter of fiscal 2004.

Fiscal Year Results

The Company reported net sales of $3,129.9 million and net income of $164.6 million, or diluted earnings per share of $0.78, in its 53-week fiscal year ended May 2, 2004, compared to reported net sales of $2,092.3 million and net income of $133.5 million, or diluted earnings per share of $0.76, in its 52-week fiscal year ended April 27, 2003. Reported income from continuing operations in fiscal 2004 was $160.7 million, or diluted earnings per share of $0.76, compared to reported income from continuing operations of $130.2 million, or $0.74 diluted earnings per share in fiscal 20031.

Adjusting both years for the factors detailed in the tables included at the end of this press release, as adjusted diluted earnings per share were $0.91 in fiscal 2004 (with $0.89 coming from continuing operations), compared to pro forma as adjusted diluted earnings per share of $0.85 in fiscal 2003 (with $0.83 coming from continuing operations).

[1] Del Monte acquired through merger, the North American StarKist seafood, North American pet food and pet snacks, U.S. private label soup, College Inn broth and the U.S. infant feeding businesses (the “Acquired Businesses”) of the H. J. Heinz Company (NYSE: HNZ) on December 20, 2002. For accounting purposes, the Acquired Businesses are considered the surviving entity and the historical financial statements of the Acquired Businesses now constitute the historical financial statements of the Company. Therefore, fiscal 2003 reported results include the results of operations of Del Monte’s fruit, vegetable and tomato businesses only for the period after the December 20, 2002 merger. Reported financial results for periods prior to the merger reflect only the financial results of the Acquired Businesses. Reported results also include certain merger-related expenses and other income, the detail of which is shown in the Company’s Combined Statements of Income included with this press release.

Fourth Quarter

The Company also reported net sales of $915.9 million and net income of $56.6 million, or diluted earnings per share of $0.27, for the 14-week quarter ended May 2, 2004, compared to reported net sales of $756.8 million and net income of $23.5 million, or $0.11 per diluted share, for the 13-week quarter ended April 27, 2003. Reported income from continuing operations was $54.3 million, or $0.26 per diluted share, for the fourth quarter of fiscal 2004, compared to reported income from continuing operations of $25.0 million, or $0.12 per diluted share, in the prior year period.

Adjusting both quarters for the factors detailed in the attached tables, as adjusted diluted earnings per share were $0.33 in the fiscal 2004 fourth quarter (with $0.32 coming from continuing operations), compared to $0.21 per diluted share in the fiscal 2003 fourth quarter (all of which was derived from continuing operations).

Chairman’s Comments

“We are pleased with our year end results and the progress we have made in the first full year of operations as the new Del Monte Foods,” said Rick Wolford, Chairman, President and CEO. “We drove strong sales growth, delivered earnings on target, reduced our debt by $271 million with our strong cash flow, and completed key integration milestones without disruption of our business.”

“Business performance across the Company was strong in fiscal 2004,” added Wolford. “We are making great progress revitalizing the Pet business, delivering the first year over year increase in revenues and operating income in seven years. We continued to leverage our billion dollar Del Monte brand, as we have successfully re-launched our infant feeding product line. In StarKist Brands, we have continued our successful growth of the value-added tuna pouch line which is revitalizing the tuna category. Our unified management team looks forward to continuing this progress in the coming year.”

Fiscal Year 2004 – Segment Detail

Reported Net Sales Segment Detail

	2004	2003
	(In Millions)
Consumer Products	$2,340.6	$1,333.8
Pet Products	789.3	758.5

Total company	$3,129.9	$2,092.3

The increase in reported net sales for the 2004 fiscal year to $3,129.9 million, from $2,092.3 million in fiscal 2003, primarily reflects the inclusion of sales related to our fruit, vegetable and tomato businesses for a full twelve months in fiscal 2004, compared to an approximate four-month post-merger period in fiscal 2003. We also experienced organic sales growth in both our Consumer Products and Pet Products reportable segments.

Consumer Products net sales increased to $2,340.6 million from $1,333.8 million. The vast majority of this increase reflects the inclusion of sales related to our fruit, vegetable and tomato businesses as described above. In addition, sales gains in tuna pouch contributed to the increase.

Pet Products net sales of $789.3 million reflected an increase of $30.8 million, or 4.1%, from the prior year, due primarily to increased sales of our Kibbles ’n Bits branded products behind improved media support and new product launches, as well as an extra week in fiscal 2004.

Reported Operating Income Segment Detail

	2004	2003
	(In Millions)
Consumer Products	$252.9	$111.8
Pet Products	159.7	147.8
Corporate	(34.1)	(14.5)

Total company	$378.5	$245.1

Reported operating income for fiscal 2004 totaled $378.5 million, an increase of $133.4 million, or 54.4%, compared to fiscal 2003. This increase was due primarily to the inclusion of operating income related to our fruit, vegetable and tomato businesses in our Consumer Products reportable segment for a full twelve months in fiscal 2004, compared to an approximate four-month post-merger period of fiscal 2003. Improved volume in our StarKist Brands operating segment and our Pet Products reportable segment also contributed to the increase. These increases were partially offset by higher corporate expense in 2004, largely due to a full year of corporate expense in fiscal 2004, compared with approximately four months in fiscal 2003.

Reported and Pro forma As Adjusted Net Sales Segment Detail

	2004	2003
		(Pro Forma
	(Reported)	As Adjusted)
	(In Millions)
Consumer Products	$2,340.6	$2,235.5
Pet Products	789.3	765.9

Total company	$3,129.9	$3,001.4

Net sales of $3,129.9 million for the year compared to pro forma as adjusted net sales (adjusted for the factors detailed in the attached tables) of $3,001.4 million in fiscal 2003, an increase of $128.5 million or 4.3%. This increase was due in part to the 53rd week, as well as sales growth in fruit, tuna pouch and Kibbles ’n Bits branded products.

As Adjusted and Pro forma As Adjusted Operating Income Segment Detail

	2004	2003
		(Pro Forma
	(As Adjusted)	As Adjusted)
	(In Millions)
Consumer Products	$285.0	$258.2
Pet Products	166.6	160.3
Corporate	(28.6)	(18.3)

Total company	$423.0	$400.2

Adjusting for the factors detailed in the attached tables, as adjusted operating income for fiscal 2004 totaled $423.0 million, an increase of $22.8 million, or 5.7%, compared to pro forma as adjusted operating income of $400.2 million in fiscal 2003. This increase was largely due to higher volume across all of our operating segments, partially offset by higher commodity, ingredient, packaging costs and corporate expense.

Fiscal 2004 – Other Key Item Detail

53-Week Year

Fiscal 2004 contained 53 weeks versus 52 weeks in fiscal 2003. The Company estimates the extra week added 2% to sales growth and $0.03 to diluted earnings per share in fiscal 2004. The fiscal 2004 fourth quarter contained 14 weeks versus 13 weeks in the fiscal 2003 fourth quarter. The Company estimates the extra week added 8% to sales growth and $0.03 to diluted earnings per share in the fourth quarter.

Capital Expenditures

In fiscal 2004, the Company spent $82.7 million on capital projects. Of that total, $31.9 million was related to synergy and integration projects.

Cash Flow

Cash provided by operating activities, less cash used in investing activities, equaled $271.8 million, which included $81.5 million from the sale of non-strategic assets. The prior year’s cash flow is not comparable to the current year due to the occurrence of the merger in December 2002.

Debt

The cash flow generated throughout the year was used to reduce debt from $1,647.4 million at the end of fiscal 2003, to $1,376.6 million at the end of fiscal 2004.

Outlook for Fiscal 2005

Full Year

		Expected
	2004	2005
Reported EPS	$0.76	$0.81 - $0.86
Integration expense per share	0.13	0.06
Impact of 53rd week (est.)	(0.03)

	$0.86[1]

1 Represents as adjusted EPS, further modified to reflect estimated impact of 53rd week

The Company also stated that it expects reported fiscal 2005 sales growth of approximately 1% over reported fiscal 2004 (or growth of approximately 3% if the extra week in fiscal 2004 is taken into account). Additionally, the Company announced projected reported diluted earnings per share from continuing operations in fiscal 2005 of approximately $0.81 to $0.86, including an estimated $0.06 of integration expense, compared to $0.76 of reported diluted earnings per share from continuing operations in fiscal 2004, including $0.13 of integration expenses. In addition, fiscal 2004 was benefited by an estimated $0.03 per diluted share for the 53rd week.

The Company also expects cash provided by operating activities, less cash used in investing activities, to exceed $200 million in fiscal 2005.

The 2005 earnings performance is expected to be driven by increased volume and improved mix, continuing the momentum that began in 2004. The Company expects volume growth will be driven by increased marketing investments against key brand equities, which will be partially funded by cost savings efforts in our overhead structure. In addition, the Company expects to maintain a flat gross margin, in spite of significant inflationary cost increases in commodity, ingredient, packaging and energy costs. These cost increases are planned to be offset by strategic pricing actions, a full year benefit of integration savings, improved trade management and other cost savings. In addition, the Company expects de-leveraging and lower integration expenses will contribute to earnings growth.

First Quarter

The Company also expects sales growth of approximately 2%, compared to the first quarter of fiscal 2004, and reported diluted earnings per share of approximately $0.03 to $0.05 for the first quarter of fiscal 2005, including approximately $0.01 of integration expense, compared to $0.07 for the first quarter of fiscal 2004, including $0.02 of integration expense. These earnings results are driven by increased sales volume offset by higher commodity, ingredient, packaging and energy cost pressures, as well as higher levels of marketing investment.

Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2004. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles’ n Bits ®, Pup-Peroni®, Snausages®, and NawSomes! ®, Del Monte products are found in nine out of 10 American households. For more information on Del Monte Foods Company, visit the Company’s Web site at www.delmonte.com.

Del Monte Foods will host a live audio web cast, accompanied by a slide presentation, to discuss its fiscal 2004 Fourth Quarter and Year-end results and its view of its business and prospects for fiscal

2005 at 8:00 a.m. PDT (11:00 a.m. EDT) today. The web cast, slide presentation, related reconciliations of non-GAAP financial measures and historical, quarterly pro forma results for fiscal 2003 and 2004 can be accessed at www.delmonte.com/company/investors. The web cast and slide presentation will be available online through July 8, 2004.

The Company is providing the adjusted and pro forma, as adjusted non-GAAP financial measures because the Company believes these non-GAAP financial measures are useful in developing consistent period-to-period comparisons. This is due, in part, to the fact that on December 20, 2002, the Company merged with certain businesses of H. J. Heinz Company (NYSE: HNZ). For accounting purposes, fiscal 2003 reported results include the results of operations of the fruit, vegetable and tomato business only for the period after the December 20, 2002 merger. Reported financial results for periods prior to the merger reflect only the financial results of the Acquired Businesses. Reported results also include expenses and charges that relate to the merger and other events rather than to the routine operation of the Company’s businesses. The Company’s adjustments to its GAAP and GAAP pro forma results include expenses, gains and losses related to integration and merger-related items, restructuring and debt refinancing. The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s businesses and believes this information is also helpful to investors. The Company cautions investors that the non-GAAP financial measures presented by the Company are intended to supplement the Company’s GAAP and pro forma GAAP results and are not a substitute for such results.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans.

Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, grains, meat by-products, tuna and energy; continuation of or further increases in current high prices of certain ingredients, commodities and other raw materials, including without limitation, steel, grains, meat by-products, tuna and energy; ability to increase prices and reduce costs; high leverage and ability to service and reduce our debt; costs and results of efforts to improve the performance and market share of the businesses we acquired from Heinz; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; optimization of our trade promotion spending and of our distribution network; competition, including pricing and promotional spending levels by competitors; transportation costs; insurance coverage; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and rates; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers; acquisitions, including identification of appropriate targets and successful integration of any acquired business; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.

These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended April 27, 2003. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Del Monte Foods Company – Selected Financial Results

Selected Balance Sheet Data

	May 2, 2004	April 27, 2003
Cash and cash equivalents	$36.3	$42.7
Trade accounts receivable, net of allowance	222.3	222.4
Inventories	823.5	768.0
Total assets	3,459.7	3,544.9
Accounts payable and accrued expenses	427.2	432.4
Short-term borrowings	0.8	0.6
Long-term debt, including current portion	1,375.8	1,646.8
Stockholders’ equity	1,128.9	949.4

Selected Cash Flow Data

	May 2, 2004	April 27, 2003
Net cash provided by operating activities	$273.0	$490.9
Net cash used in investing activities	(1.2)[1]	(173.5)

Total	271.8	317.4
Net cash used in financing activities	283.0	(285.2)

[1]	Capital spending of $82.7 million less $81.5 million of net proceeds from the sale of assets.

Debt Net of Cash

	May 2, 2004	April 27, 2003
Term loans	$612.1	$881.6
Senior subordinated notes	760.1	761.5
Other	3.6	3.7

Total long-term borrowings	1,375.8	1,646.8
Short term borrowings	0.8	0.6

Total debt	1,376.6	1,647.4
Cash	36.3	42.7

Debt net of cash	$1,340.3	$1,604.7

DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Twelve Months Ended May 2, 2004
(In Millions)

	GAAP	Non-GAAP	Non-GAAP
	Reported	Adjustments[1]	As Adjusted
Net sales	$3,129.9	$—	$3,129.9
Cost of products sold	2,294.4	(13.1)	2,281.3
Selling, general and administrative	457.0	(31.4)	425.6

Operating income	378.5	44.5	423.0
Interest expense	129.0	—	129.0
Other income	1.7	—	1.7

Income from continuing operations before income taxes	251.2	44.5	295.7
Provision for income taxes	90.5	17.4	107.9

Income from continuing operations	160.7	27.1	187.8
Income from discontinued operations before income taxes	6.0	0.7	6.7
Income taxes	2.1	0.3	2.4

Income from Discontinued Operations	3.9	0.4	4.3

Net Income	$164.6	$27.5	$192.1

Basic Average Shares	209,535,655		209,535,655
EPS — Continuing Operations	$0.77		$0.90
EPS — Discontinued Operations	0.02		0.02

EPS — Net Income	$0.79		$0.92

Fully Diluted Shares Outstanding	211,212,242		211,212,242
EPS — Continuing Operations	$0.76		$0.89
EPS — Discontinued Operations	0.02		0.02

EPS — Net Income	$0.78		$0.91

Segment Detail:
Operating income
Consumer Products	$252.9	$32.1	$285.0
Pet Products	159.7	6.9	166.6
Corporate	(34.1)	5.5	(28.6)

Total operating income	$378.5	$44.5	$423.0

1.	Non-GAAP adjustments represent integration and restructuring expenses related to the expansion of soup production in our Mendota facility ($6.4), employee termination benefits and retention bonuses ($9.0), distribution network optimization ($9.4), packaging design integration ($9.6), discontinued operations ($0.7) and various other integration costs ($10.1).

DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Twelve Months Ended April 27, 2003
(In Millions)

		GAAP	GAAP			Non-GAAP
	GAAP	Pro Forma	Total	Non-GAAP		Pro Forma
	Reported	Adjustments[1]	Pro Forma	Adjustments		As Adjusted
Net sales	$2,092.3	$888.1	$2,980.4	$21.0	[2]	$3,001.4
Cost of products sold	1,533.6	677.3	2,210.9	(30.4)	[3]	2,180.5
Selling, general and administrative	313.6	136.0	449.6	(28.9)	[4]	420.7

Operating income	245.1	74.8	319.9	80.3		400.2
Interest expense	45.3	81.9	127.2	2.5	[5]	129.7
Other income/(expense)	(4.4)	0.3	(4.1)	4.5	[6]	0.4

Income from continuing operations before income taxes	195.4	(6.8)	188.6	82.3		270.9
Provision for income taxes	65.2	(2.6)	62.6	34.3	[7]	96.9

Income from continuing operations	130.2	(4.2)	126.0	48.0		174.0
Income from discontinued operations before income taxes	5.7	—	5.7	1.6	[8]	7.3
Income taxes	2.4	—	2.4	0.7	[7]	3.1

Income from Discontinued Operations	3.3	—	3.3	0.9		4.2

Net income	$133.5	$(4.2)	$129.3	$48.9		$178.2

Basic Average Shares	175,859,550	33,392,382	209,251,932			209,251,932
EPS — Continuing Operations	$0.74		$0.60			$0.83
EPS — Discontinued Operations	0.02		0.02			0.02

EPS — Net Income	$0.76		$0.62			$0.85

Fully Diluted Shares Outstanding	176,494,577	33,912,262	210,406,839			210,406,839
EPS — Continuing Operations	$0.74		$0.60			$0.83
EPS — Discontinued Operations	0.02		0.02			0.02

EPS — Net Income	$0.76		$0.62			$0.85

Segment Detail:
Net sales
Consumer Products	$1,333.8	$888.1	$2,221.9	$13.6		$2,235.5
Pet Products	758.5	—	758.5	7.4		765.9

Total net sales	$2,092.3	$888.1	$2,980.4	$21.0		$3,001.4

Operating income
Consumer Products	$111.8	$78.6	$190.4	$67.8		$258.2
Pet Products	147.8	—	147.8	12.5		160.3
Corporate	(14.5)	(3.8)	(18.3)	—		(18.3)

Total operating income	$245.1	$74.8	$319.9	$80.3		$400.2

1.	The historical GAAP Reported consolidated statements of income include the results of operations for the Acquired Businesses, and the results of Del Monte Brands from the December 20, 2002 merger date. For comparability, the GAAP Total Pro Forma consolidated statements of income include a pro forma adjustment for the results of Del Monte Brands for the entire period presented. Cost of products sold includes $1.0 million of pro forma depreciation expense to recognize the unwinding of Acquired Businesses assets held under synthetic lease obligations. SG&A excludes $34.6 million of Del Monte Brands merger-related expenses incurred prior to the December 20, 2002 merger date. Interest expense includes $49.7 million of additional pro forma expense as if the merger and related financing occurred on the first day of the fiscal year.

2.	Net sales exclude Acquired Businesses adjustments of $7.6 million for trade promotion expenses related to a change in estimate for liabilities associated with accounts receivable deductions, $7.0 million related to a change in estimate related to prior periods, and $9.7 million for trade promotion and other sales related expenses and a $4.3 million reduction in Del Monte Brands new item introduction expenses resulting from conforming accounting practices, and other sales adjustments of $1.0 million.

3.	In accordance with purchase accounting rules applied to the merger, Del Monte Brands inventory was increased to fair market value. This inventory step-up increases cost of products sold as inventory on-hand at the acquisition date is sold. Cost of products sold excludes $25.5 million from inventory step-up, and $4.0 million for incremental depreciation resulting from the step-up of fixed assets to their fair market value. Cost of products sold also excludes Acquired Businesses inventory adjustments of $1.5 million relating to revisions in the parent company overhead rates as of the merger date, $0.1 million of Acquired Businesses restructuring expense, and other adjustments of $0.7 million.

4.	SG&A excludes $18.3 million of integration expenses, $3.5 million of allocated parent company costs for the Acquired Businesses, and $4.0 million of incentive and retention compensation for the Acquired Businesses. SG&A also excludes legal settlement costs of $3.0 million. In addition, SG&A excludes a $0.6 million credit resulting from conforming accounting practices for Del Monte Brands package design costs, and other adjustments of $0.7 million.

5.	Interest expense excludes $4.7 million of interest income resulting from the amortization of a loss from interest rate swap agreements, and $2.2 million of expense for previously capitalized debt issuance costs from the early repayment of debt.

6.	Other expense excludes a $3.6 million loss from foreign exchange related to the Company’s Euro-denominated borrowings in connection with the merger financing and $0.8 million of prepayment penalties as a result of early repayment of debt.

7.	Income taxes are presented to reflect the impact of the adjustments noted at the effective tax rate.

8.	Excludes a credit adjustment of $1.0 million for trade promotion expenses related to a change in estimate for liabilities associated with accounts receivable deductions and $2.6 million of restructuring expense.

DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Three Months Ended May 2, 2004
(In Millions)

	GAAP	Non-GAAP	Non-GAAP
	Reported	Adjustments[1]	As Adjusted
Net sales	$915.9	$—	$915.9
Cost of products sold	673.3	(10.2)	663.1
Selling, general and administrative	122.2	(12.4)	109.8

Operating income	120.4	22.6	143.0
Interest expense	36.7	—	36.7
Other expense	0.4	—	0.4

Income from continuing operations before income taxes	83.3	22.6	105.9
Provision for income taxes	29.0	8.8	37.8

Income from continuing operations	54.3	13.8	68.1
Income from discontinued operations before income taxes	1.1	0.7	1.8
Income taxes	(1.2)	0.3	(0.9)

Income from Discontinued Operations	2.3	0.4	2.7

Net Income	$56.6	$14.2	$70.8

Basic Average Shares
EPS — Continuing Operations	209,719,248		209,719,248
EPS — Discontinued Operations	$0.26		$0.33
EPS — Net Income	0.01		$0.01

	$0.27		$0.34

Fully Diluted Shares Outstanding
EPS — Continuing Operations	212,047,640		212,047,640
EPS — Discontinued Operations	$0.26		$0.32
EPS — Net Income	0.01		0.01

	$0.27		$0.33

Segment Detail:
Operating income
Consumer Products	$75.7	$16.7	$92.4
Pet Products	54.5	4.6	59.1
Corporate	(9.8)	1.3	(8.5)

Total operating income	$120.4	$22.6	$143.0

1.	Non-GAAP adjustments represent integration and restructuring expenses related to the expansion of soup production in our Mendota facility ($1.8), employee termination benefits and retention bonuses ($3.0), distribution network optimization ($7.8), packaging design integration ($7.8), discontinued operations ($0.7) and various other integration costs ($2.2).

DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Three Months Ended April 27, 2003
(In Millions)

				Non-GAAP
	GAAP	Non-GAAP		Pro Forma
	Reported	Adjustments		As Adjusted
Net sales	$756.8	$7.3	[1]	$764.1
Cost of products sold	566.0	(13.9)	[2]	552.1
Selling, general and administrative	123.5	(12.3)	[3]	111.2

Operating income	67.3	33.5		100.8
Interest expense	30.7	(0.2)	[4]	30.5
Other income/(expense)	(1.2)	1.8	[5]	0.6

Income from continuing operations before income taxes	35.4	35.5		70.9
Provision for income taxes	10.4	15.3	[6]	25.7

Income from continuing operations	25.0	20.2		45.2
Loss from discontinued operations before income taxes	(1.8)	1.6	[7]	(0.2)
Income tax benefit	(0.3)	0.7	[6]	0.4

Income from Discontinued Operations	(1.5)	0.9		(0.6)

Net income	$23.5	$21.1		$44.6

Basic Average Shares	209,302,840			209,302,840
EPS — Continuing Operations	$0.12			$0.21
EPS — Discontinued Operations	(0.01)			—

EPS — Net Income	$0.11			$0.21

Fully Diluted Shares Outstanding	210,315,551			210,315,551
EPS — Continuing Operations	$0.12			$0.21
EPS — Discontinued Operations	(0.01)			—

EPS — Net Income	$0.11			$0.21

Segment Detail:
Net sales
Consumer Products	$569.8	$2.8		$572.6
Pet Products	187.0	4.5		191.5

Total net sales	$756.8	$7.3		$764.1

Operating income
Consumer Products	$35.5	$26.3		$61.8
Pet Products	31.9	9.4		41.3
Corporate	(0.1)	(2.2)		(2.3)

Total operating income	$67.3	$33.5		$100.8

1.	Net sales excludes trade promotion and other sales related expenses of $10.7 million, $4.3 million of reductions in new item introduction expenses resulting from conforming accounting practices, and other sales adjustments of $0.9 million.

2.	In accordance with purchase accounting rules applied to the merger, Del Monte Brands inventory was increased to fair market value. This inventory step-up increases cost of products sold as inventory on-hand at the acquisition date is sold. These results exclude $14.5 million from inventory step-up. In addition, these results exclude $0.1 million related to Acquired Businesses restructuring and other adjustments of $0.7 million.

3.	SG&A excludes $8.6 million of integration expenses, costs attributed to the Acquired Businesses for legal settlements of $3.0 million and incentive and retention compensation of $0.6 million. SG&A excludes a $0.6 million credit resulting from conforming accounting practices for Del Monte Brands package design costs, and other adjustments of $0.7 million.

4.	Interest expense excludes $1.0 million of interest income resulting from the amortization of a loss from interest rate swap agreements, and $1.2 million of expense for previously capitalized debt issuance costs from the early repayment of debt.

5.	Other expense excludes foreign exchange losses of $1.0 million related to the Company’s Euro-denominated borrowings in connection with the merger financing, and $0.8 million of prepayment premiums from the early repayment of debt.

6.	Income taxes are presented to reflect the impact of the adjustments noted.

7.	Excludes adjustments of $1.0 million for trade promotion expenses related to a change in estimate for liabilities associated with accounts receivable deductions and $2.6 million of restructuring expense.

CONTACTS:
	Brandy Bergman/Tracy Greenberger (Media)	Melissa Plaisance (Analysts)
	Citigate Sard Verbinnen	Del Monte Foods
	(212) 687-8080	(415) 247-3245

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